Exhibit 21.1
Bank of Hawaii Corporation
Subsidiaries of the Registrant
The required information with respect to subsidiaries of Bank of Hawaii Corporation as of December 31, 2015 is provided below. All domestic subsidiaries are wholly-owned. Each entity is consolidated with its immediate parent company.

BANK OF HAWAII CORPORATION (Parent) Bank Holding Company - Delaware

Subsidiaries:
BOHC Investment Fund, LLC Hawaii
Hawaii Diversified Innovation Fund, LLC Delaware

BANK OF HAWAII Hawaii Subsidiaries:
Bank of Hawaii Leasing, Inc. (Leasing) Hawaii
Bankoh Investment Services, Inc. (Brokerage) Hawaii
BOH Wholesale Insurance Agency, Inc. (Insurance) Hawaii
Bank of Hawaii Insurance Services, Inc. (Insurance) Hawaii
Bank of Hawaii International, Inc. (International/Foreign Banking) Hawaii
Pacific Century Insurance Services, Inc. (Captive Insurance) Hawaii
RGA Corp. (Real Property Holding Company) Hawaii
BOH Community Development Enterprise, Inc. (New Markets Tax Credit Investments) Hawaii
Pacific Century Life Insurance Corporation (Insurance) Arizona